Exhibit 99.1

Superconductor Technologies Signs Definitive Agreement for Joint Venture With Hunchun BaoLi Communications

New Entity Will Manufacture and Market SuperLink Solutions in China

SANTA BARBARA, Calif., Nov. 9, 2007 (PRIME NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq:SCON), a leading provider of high performance infrastructure products for wireless voice and data applications, announced it signed a binding definitive agreement for a joint venture with Hunchun BaoLi Communications Co. Ltd. (BAOLI) to manufacture and market STI's SuperLink(r) interference elimination solution for the China market. The joint venture will be called Hunchun BaoLi Superconductor Technology Co. Ltd. (HBST) and will be registered in Jilin Province. Products will be manufactured initially in Shenzhen and ultimately in the Commercial Cooperation Zone located in Hunchun City, Jilin Province. The sales and marketing division will be based in Shenzhen.

"This new joint venture combines our extensive track record as a wireless communications solutions provider with STI's field proven capabilities in eliminating interference and increasing base station sensitivity," stated QiangHua Shao, General Manager of BAOLI. "We believe our partnership with STI will enable cost reductions on a scale that makes SuperLink(r) competitive in the Asian marketplace. We will now forge ahead with our plans to capitalize on the benefits of combining STI's technology and our manufacturing and supply chain capabilities."

"This agreement represents a major milestone in STI's strategy to expand its target markets and capitalizes on the progress we have made validating our solutions with the major North American carriers," said Jeff Quiram, STI's president and CEO. "The unique advantages our technology offers are particularly well-suited to solve the interference and filtering challenges of China's 2G and 3G networks. STI is honored to be partnering with BAOLI to supply China's wireless market with solutions to optimize network performance."

Under the terms of the agreement, STI will provide an exclusive license in the China market of the enabling technology and BAOLI will provide the manufacturing expertise and financing.

BAOLI holds 55 percent of the equity in the joint venture. STI holds 45 percent and will receive a royalty on sales. The details of the royalty payments and the licensing terms were not disclosed.

BAOLI and STI have already started working with China's Ministry of Information Industry and related organizations, including the National Radio Administrative Bureau, to conduct technical evaluations and testing activities in China and with Chinese wireless operators such as China Telecom, China Mobile, Netcom, Unicom Railcom and Satcom.

Investment Agreement Terms Modified
STI and BAOLI have revised the terms of their $15.0 million investment agreement announced on Aug. 22, 2007. The economic terms of the transaction are not intended to change, with BAOLI still investing a total of $15.0 million in exchange for 9,216,590 common share equivalents. However, as revised the transaction will involve the issuance of only 2,148,296 shares of common stock, with BAOLI receiving the remainder of its investment in non voting preferred stock with essentially the same economics as, and convertible into, 7,068,290 shares of common stock. Under the amended agreement, BAOLI can only convert shares of the preferred stock if it will not result in BAOLI holding more than 9.9% of the outstanding stock of STI. In addition, STI agreed to register BAOLI's common stock under the Securities Act of 1993 in June, 2008. The preferred stock and the common stock issuable on conversion of that preferred stock will not be registered.

About Hunchun BaoLi Communication Co. Ltd. (BAOLI)
Hunchun BaoLi Communication Co. Ltd. (BAOLI) is a wholly owned subsidiary of the BaoLi Group. BAOLI has finished its first stage investment of US$26.4 million (out of a total expected investment of approximately US$130 million) to establish a 10 million square foot manufacturing complex in the Commercial Cooperation Zone, Hunchun City. BAOLI manufactures push-to-talk (PTT) handsets and the associated battery technology for the China market. Two other BaoLi Group subsidiaries are focused on wireless solutions as well: VASPOLY Technology develops and markets PTT applications that can be customized to meet specific end-user requirements. Linkwave Communications provides innovative in-building wireless aggregation and distribution systems. Linkwave has been selected to provide the wireless communications systems for Olympic Stadium at the 2008 Olympics in Beijing. Linkwave also provides the wireless coverage solution for the Formula 1 race track in Shanghai China. The BaoLi Group operates a wide range of business entities including real estate development, financial services, and wireless communications in both the network infrastructure and handset areas. The BaoLi Group has facilities in the Hong Kong, Shenzhen, and Jilin province.

About Superconductor Technologies Inc. (STI)
STI, headquartered in Santa Barbara, CA, is a leading provider of high performance infrastructure products for wireless voice and data applications. STI's SuperLink(r) solution increases capacity utilization, lowers dropped and blocked calls, extends coverage, and enables faster wireless data rates. Its AmpLink(tm) solution enhances the performance of wireless base stations by improving receiver sensitivity and geographic coverage.

For information about STI, please visit http://www.suptech.com.

The Superconductor Technologies Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3963

Safe Harbor Statement
The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI's views on future fundraising plans, profitability, revenues, market growth, capital requirements and new product introductions and any other statements identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," "goals" or similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. Other factors and uncertainties include: fluctuations in product demand from quarter to quarter which can be significant; the need for additional capital depending on unpredictable cash flow; STI's ability to diversify its concentrated customer base; the impact of competitive filter products technologies and pricing; unanticipated decreases in the capital spending of wireless network operators; and manufacturing capacity constraints and difficulties. Forward-looking statements can be affected by many other factors, including those described in the Business and the MD&A sections of its Annual Report on Form 10-K for 2006. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

CONTACT:  For Superconductor Technologies Inc.
                     Lippert/Heilshorn & Associates
                     Investor Relations
                     Moriah Shilton
                     Cathy Mattison
                     +1-415-433-3777
                     invest@suptech.com